Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	October 23, 2025	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its Third Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s third quarter 2025 cash distribution. The distribution of $0.689883 per common unit represents activity for the three-month period ended September 30, 2025 and is payable on November 13, 2025 to common unitholders of record as of November 3, 2025.

Cash receipts attributable to the Partnership’s Royalty Properties during the third quarter totaled approximately $33.0 million. Approximately 70% of these receipts reflect oil sales during June 2025 through August 2025 and natural gas sales during May 2025 through July 2025, and approximately 30% from prior sales periods. Cash receipts attributable to the Partnership’s Net Profits Interest during the third quarter totaled approximately $5.1 million. Approximately 47% of these receipts reflect oil sales and natural gas sales during May 2025 through July 2025, and approximately 53% from prior sales periods.

Cash receipts attributable to lease bonus and other income during the third quarter totaled approximately $0.4 million.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, and net profits interests located in 28 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.